Exhibit 2


                       NOTICE OF CLASS A-1 RATE INCREASE

To the holders of:
Corporate Backed Trust Certificates AT&T Note-Backed Series 2003-18 Trust Class A-1 Certificates (NYSE Listing JZJ)
CUSIP:  21988K503*


NOTICE IS HEREBY GIVEN, pursuant to the terms of the Standard Terms for Trust Agreements between Lehman ABS Corporation, as Depositor, and U.S. Bank Trust National Association, as Trustee, as supplemented by the Series Supplement in respect of the Trust dated as of November 19, 2003 (the "Trust Agreement") that the Class A-1 Rate with respect to the 1,600,000 Class A-1 Corporate Backed Trust Certificates (the "Certificates") will be increased from 7.125% to 8.125% due to the downgrade of the Underlying Securities from BBB to BB+ by Standard & Poor's Ratings Services and from Baa2 to Ba1 by Moody's Investors Service Inc. After giving effect to the increase in the Class A-1 Rate, the new scheduled May 15 and November 15 semi-annual interest distribution rate per certificate will be increased from $0.890625 per certificate to $1.015625 per certificate. The increase of the Class A-1 Rate will take effect with respect to the interest accrual period beginning on November 15, 2004 Distribution Date for the Certificates. The first distribution at the 8.125% Class A-1 Rate is scheduled to be made on the May 15, 2005 Distribution Date.

The Trust holds $40,000,000 aggregate principal amount of AT&T Corp. Senior Notes due November 15, 2031 as Underlying Securities. As provided in the Trust Agreement, the Class A-1 Rate will be increased by 0.25% for each rating notch downgrade of the Underlying Securities by either S&P or Moody's and such interest rate will be decreased by 0.25% for each rating notch upgrade of the Underlying Securities by either S&P or Moody's, but in no event will the Class A-1 Rate be reduced below 6.375%. Any such increase or decrease of the Class A-1 Rate will take effect with respect to the interest accrual period beginning on the Distribution Date immediately after the related rating downgrade or upgrade, as the case may be. There is no limit to the number of times the Class A-1 Rate can be adjusted.

U.S. Bank Trust National Association as Trustee


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